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                                 [LETTERHEAD]


                                                              Exhibit 23.6



                                                              May 12, 1997



     We hereby consent to the filing of our opinion, dated January 17, 1997, addressed to Monarch Bancorp as an exhibit to the Registration Statement, dated the date hereof (the "Registration Statement"), and the reference to us under the headings "SUMMARY -- Certain Tax Consequences," "THE MERGER -- Certain Tax Consequences," "SUMMARY -- Conditions to the Merger" and "THE MERGER AGREEMENT -- Conditions" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                          /s/ Sullivan & Cromwell